CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-248085 on Form N-1A of our report dated February 26, 2024, relating to the financial statements and financial highlights of Alger Mid Cap 40 ETF, Alger 35 ETF, and Alger Weatherbie Enduring Growth ETF, each a series of The Alger ETF Trust, appearing in the Annual Report on Form N-CSR of The Alger ETF Trust for the year ended December 31, 2023, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
November 18, 2024